WEBXU, Inc.

EMPLOYMENT, CONFIDENTIAL INFORMATION &
INVENTION ASSIGNMENT AGREEMENT

This Employment, Confidential Information & Invention Assignment Agreement (the “Agreement”) is made and entered into as of October 1st, 2012 (the “Effective Date”) by and between WEBXU, Inc., a Delaware corporation (the “Company”), and Keith E. Schaefer (“Employee”).

RECITALS

WHEREAS, the Company and Employee desire to establish the terms on which the Company will employ Employee as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and conditions contained herein, the Company and Employee agree on the terms and conditions set forth herein as follows:

AGREEMENT

1.           Term. The Company hereby employs Employee and Employee hereby accepts employment, on the terms and conditions set forth herein. The term of this Agreement shall commence on October 1, 2012 and expire on September 31st, 2015. Upon the expiration of the Initial Term or any extended term, this Agreement shall automatically renew for consecutive additional one (1) year periods (each an “Extended Term”) commencing October 1, 2015 unless either one of the parties hereto provides the other not less than sixty (60) days advanced written notice of the party’s intention not to renew the Agreement at the end of such Initial Term or Extended Term. This agreement is “at-will” meaning either Employee or the Company may terminate this Agreement at any time, for any reason, or no reason, with a sixty (60) day notice to the other party subject to the Severance provisions set forth on Exhibit D.

2.           Positions And Duties. Employee agrees to serve the Company as its Chief Executive Officer (“CEO”) all as more specifically set forth on Exhibit A attached hereto and incorporated herein by this reference, or in such other capacity as the Chairman of the Company may from time to time request. During the term of this Agreement, Employee will have all duties and responsibilities that are reasonably consistent with title and position and will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chairman, except that without the prior approval.

Employee shall further be nominated and voted to a seat on the Board of Directors of the Company upon the effective date the acceptance for which is subject to Employees review and approval of Directors and Officers insurance. In this role, once seated Employee shall be subject to the same election process as all other directors as provided in the By-laws of the Company.

Employee may serve on the Board of the non-competing enterprises listed on Exhibit B attached hereto and incorporated herein by this reference.

3.           Confidential Information.

3.1           Company Information. Employee agrees at all times during the term of his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. Employee understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called with whom Employee became acquainted during the term of his employment), software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

3.2           Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company’s consistent with the Company’s agreement with such third party.

4.           Inventions.

4.1           Inventions Retained And Licensed. Except as listed on Exhibit C, Employee does not have any inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to him, which may relate to the Company’s proposed business, products or research and development, and which were not previously assigned to the Company. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.2           Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or able to be registered under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4.6 below. Employee further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

4.3           Maintenance Of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the period of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

4.4           Patent And Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

5.           Office. The Company shall direct Employee as to the office facilities to be utilized which may include a virtual office environment at the Company’s sole discretion.

6.           Compensation And Fringe Benefits. Shall be provided on Exhibit D attached hereto and incorporated herein by this reference.

7.           Covenant Not to Compete or Solicit.

7.1           Non-Competition. Beginning on the Effective Date and ending one (1) year after the termination of Employee’s employment with the Company, for any reason or no reason, (the “Non-Competition Period”), Employee shall not (other than on behalf of Company), without the prior written consent of Company, directly or indirectly, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean:

(i)           engaging in, or managing or directing persons engaged in any business in competition with Company’s core business;

(ii)           acquiring or having an ownership interest in any entity that derives revenues from any business in competition with Company’s operating systems platform business (except for passive ownership of one percent (1%) or less of any entity whose securities are publicly traded on a national securities exchange or market or five percent (5%) or less of any entity whose securities are not publicly traded on a national securities exchange or market); or

(iii)           participating in the operation, management or control of any firm, partnership, corporation, entity or business (each, an “Entity”) described in clause (ii) of this sentence; provided, however, that Employee shall not be deemed to be engaging in a Competitive Business Activity solely because Employee is employed by, serves as an independent contractor to or is otherwise associated with an Entity that engages in a Competitive Business Activity if (i) Employee is employed in, serves as an independent contractor to or is otherwise associated with a division of such Entity other than the division engaged in a Competitive Business Activity (a “Competing Division”) and (ii) the Employee does not provide technical, marketing or other assistance to a Competing Division.

For all purposes hereof, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of North America, Central America, South America, Asia, Australia and Europe in which Company is currently engaged in business or otherwise distributes, licenses or sells its products.

7.2           Non-Solicitation of Clients/Customers. During the Non-Competition Period, Employee shall not (i) solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any existing or potential client or customer of the Company, or any of its subsidiaries, to terminate its, his or her, client or customer relationship with the Company.

7.3           Non-Solicitation of Employees. During the Non-Competition Period, Employee shall not (i) solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company; provided, however, that any general solicitation of employees not specifically targeted to Company’s employees shall not be deemed a violation of this Section 1(b).

7.4           Confidential Information.

(i)           Company Information. Employee agrees at all times during the term of his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. Employee understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called with whom Employee became acquainted during the term of his employment), software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)           Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company’s consistent with the Company’s agreement with such third party.

7.5           Seperability. The covenants contained in Section 7 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

7.6           Trade Secrets. Employee acknowledges that following the Effective Date he will be subject to Company’s trade secret protection policies and agrees to comply with such policies.

7.7           Continued Obligations. Employee’s obligations under this Section shall remain in effect if Employee’s employment with Company is terminated for any reason, subject to the provisions of Section 7.1 above

8.           Arbitration And Equitable Relief.

8.1           Arbitration. In consideration of Employee’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Employee’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit pan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company, or the termination of Employee’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under the state or federal law, including, but not limited to, claims under title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

8.2           Procedure. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National rules for the Resolution of Employment Disputes. Employee agrees that the arbitrator shall have the power to decide any motions brought to any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will not pay for any administrative or hearing fees charged by the arbitrator or AAA, except filing fees associated with any arbitration Company initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Employee agrees that the decision of the arbitrator shall be in writing.

8.3           Remedy. Except as provided by the Rules and this Agreement, Arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for and by the Rules and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

8.4           Availability Of Injunctive Relief. In addition to the right under the Rules to petition to the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief whether either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information or nonsolicitation. Employee understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney fees.

8.5           Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the Workers’ Compensation Board. This Agreement, however, does preclude Employee from pursing court action regarding any such claim.

8.6           Voluntary Nature Of This Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving his right to a jury trial Finally, Employee agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

9.           Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.

10.           Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	WEBXU, Inc.
3435 Ocean Park blvd, suite 107-282 Santa Monica, CA 90405

If to the Employee:	Keith E. Schaefer
74471 Desert Tenaja Trail Indian Wells, CA 92210

11.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.           Entire Agreement. This Agreement, represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning Employee’s employment relationship with the Company.

13.           Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14.           Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15.           No Oral Modification. Cancellation Or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.

16.           Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17.           Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.           Acknowledgement. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

19.           Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

WEBXU, INC.		EMPLOYEE

By:	/s/ Matt Hill	/s/ Keith E. Schaefer
	Matt Hill - Chairman	Keith E. Schaefer

EXHIBIT A

POSITION AND DUTIES

Chief Executive Officer shall serve at the direction of the Chairman and Board of Directors. Duties shall include developing, implementing and executing the Company’s overall strategic plan covering all aspects of the business.

EXHIBIT B

OUTSIDE PREMITTED ACTIVITIES

Trustee of University of Pittsburgh

Board of Governors of The Dr. Francis Hesselbien Leadership Institute

Co-Founder and Advisory of BPLGlobal

Secretary of Board of Lucchesi Boxing, Inc.

Business Advisor to VMS

EXHIBIT C

INVENTIONS RETAINED AND LICENSED

None.

EXHIBIT D

Base Salary. For all services rendered by Employee pursuant to this Agreement, the Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of not less than Three Hundred Thousand Dollars ($300,000.00). The Base Salary shall be paid in periodic installments of Twenty Five Thousand Dollars ($25,000.00) per month in accordance with the Company’s regular payroll practices.

Bonuses. Employee shall be eligible to receive an annual performance-based bonus of up to one hundred percent (100%) of Employee’s annual Base Salary as determined by the following formula:

50% of Base Salary if the Company’s share price increases more than 150% each year from the prior year commencing on effective date of this agreement.

50% of Base Salary if the Company’s Earnings Before Interest Taxes, Depreciaton and Amortization (“EBITDA”) increases more than 30% year over year commencing on the effective date of this agreement.

Stock. On the expiration of each calendar month of this Agreement, the Company shall issue to Employee options to purchase Eighty Three Thousand Three Hundred Thirty Three and One-Third Shares (83,333.33) of the Company’s common stock at a strike price of $0.25 per share. Over the life of this Agreement the Stock Options shall accumulate month to month and are fully vested and exercisable in accordance with the Company’s stock option program. Commencing on the effective date the Company shall issue to Employee stock. Upon a change of control of the Company, all of Employees option rights which would have accrued during the Initial Term of this agreement shall automatically vest. There shall be an option agreement delivered to Employee on the Effective Date which reflects these rights.

Severance. In the event Company terminates this agreement for reasons other than “for cause” (as defined below) Company shall (i) so notify Employee not less than sixty (60) in advance of such termination (ii) pay Employee salary continuation for six (6) months after the effective date of the termination, (iii) calculate the Bonus payable at the end of the year of the Employee’s termination and pay Employee a Bonus based on the formula above on pro rata based upon the percentage of the one year Employee was employed. There shall be no severance payments if Employee terminates this agreement.

For purposes of this agreement “for cause” means the termination of Employee’s employment with the Company because of (i) conviction of or a plea of guilty to any felony of high moral turpitude; (ii) dishonesty detrimental to the best interests of the Company; (iii) the willful failure of Employee to observe or perform any of the Member’s duties and obligations as an employee of the Company, and the continued failure of such employee to observe or perform the same for a period of thirty (30) business days from the date of the Member’s receipt of notice from the Company specifying the act or acts of such employee deemed by the Company to be in violation of or contrary to the terms of the Employee’s employment and therefore harmful to the Company; or (iv) violation of any of the material terms and conditions of this Agreement. Notwithstanding the foregoing, nothing contained in this subsection or this Agreement shall constitute or be deemed to be an obligation of the Company to employ the Employee and the Company may terminate Employee without cause subject to the Severance provisions above. . Disputes as to whether or not a matter is “for cause” shall be subject to arbitration as provided in this agreement

Other Benefits. Employee shall be entitled to (i) participate in such group life, pension, disability, accident, hospital and medical insurance plans, and such other plan or plans which may be instituted by the Company for the benefit of its employees generally, upon such terms as may be therein provided of general application to all employees of the Company as may be amended from time to time as the Company in its sole discretion may determine, (ii) indemnification from the Company from and against any and all claims against Employee personally of any kind or nature related to Employee’s duties with the Company provided that such duties are not performed in a grossly negligent, intentional, malicious or criminal manner, (iii) and shall be fully covered by the Company directors’ and officers’ insurance policy, and (iv) such other benefits as may be mutually agreed upon by the Company and Employee specifically.

Vacation and Paid Time Off. Employee shall have no less than three (3) weeks paid vacation annually subject to company policies which may be amended from time to time.

Expenses. Usual and ordinary business expenses, subject to Company’s Standard practices and procedures.